Exhibit 10.45

MANAGEMENT SERVICE CONTRACT

between

Rhein Biotech GmhH, Eichsfelder StraƒÀe 11, 40595 Düsseldorf, Germany,

- hereinafter referred to as "Company" -

and

Mr. Zbigniew Janowicz, Millrather Weg 74, D 40699 Erkrath

- hereinafter referred to as "Managing Director" -

Art. 1 - Scope of Duties

(1)	As of January 1, 2005 Mr Zbigniew Janowicz has been appointed as Managing Director and COO of the company. By this contract, the parties enter into a service relationship. In his capacity as Managing Director, he is responsible for the management of the Company and – upon request of the Supervisory Board – of subsidiaries and associated companies

(2)	The Managing Director conducts the business of the Company in compliance with applicable laws, the Articles of Association of the Company, the Rules of Procedure for the Management Board, if any, and this Service Contract.

(3)	The Supervisory Board may at any time, appoint additional managing directors, and/or assign different or additional to the Managing Director

Art. 2 – Working Hours and Other Activities

The Managing Director shall devote the working hours (minimal 40 per week) needed to execute the assigned work and tasks. If the course of the business requires that the Managing Director works overtime, he shall be obliged to do so.

Any other activity for remuneration and any activity, which normally entitles to remuneration, including any part-time work, will have to be approved by the Supervisory Board; which approval shall not be unreasonably withheld.

Art. 3 – Remuneration

(1)	The Managing Director shall be entitled to a fix gross annual salary in the amount of €150.000, - to be paid in arrears in twelve equal monthly installments.

(2)	In addition to the fixed salary payment pursuant to subsec. (1) above, the Managing Director shall be entitled to a variable remuneration pursuant to the bonus plan which shall be agreed separately annually.

(3)	By payment of the salary under subsec. (1), all activities, which the Managing Director has to perform under this Service Contract shall be compensated. In particular, the Managing Director shall not be entitled to any additional compensation for overtime work.

Art. 4 – Reimbursement of Expenses and Additional Benefits

(1)	Upon presentation of proper receipts, the Managing Director shall be reimbursed for reasonable and necessary expenses incurred in the interest of the Company and within the framework of the principles applicable in Germany for tax purposes.

(2)	The Company shall take out for the Managing Director an Officers and Directors Liability Insurance with adequate coverage.

(3)	The Company shall, at its expense – with a maximum of a monthly lease of EUR 750 excl VAT provide the Managing Director a company car of a suitable type. All cost shall be born by the Company. All tax effects resulting from the private use of the company car by the Managing Director shall be born by the Managing Director.

Art. 5 - Inventions

(1)	All rights pertaining to inventions, whether patentable or not, and to proposals for technical or other improvements made or developed by the Managing Director (hereinafter jointly referred to as “Inventions”) while fulfilling of this Service Contract shall be deemed acquired by the Company without paying extra compensation therefore. The Managing Director shall inform the Company or a person designated by the Company in acquiring patents or other industrial property rights, if the Company so desires.

Art. 6 – Inability to perform duties and remuneration in case of disability

(1)	In case the Managing Director shall be unable to perform his duties under this Service Contract, He shall inform the Company of such absence and its prospective duration without undue delay. Upon request, he shall inform the Company for the reasons of such absence.

(2)	In the event of incapacity to perform his duties under this Service Contract due to illness or accident without the Managing Director’s fault, he shall be entitled to a continuation if his monthly gross base salary according to Art. 3 subsec. (1) of this Service Contract for a maximum duration of 12 months, however not exceeding the date of expiration or termination of this Service Contract. Any sick pay paid by a public or private health insurance authority or carrier will be deducted from the Company’s sick pay.

Art.7 – Vacation

(1)	The Managing Director is entitled to 30 working days of vacation per calendar year. Working days are all calendar days excluding Saturdays, Sundays and bank holidays at the Company’s registered seat.

(2)	The time of vacation has to be co-ordinated with the other members of the Management Board, taking into consideration the Company’s business needs.

Art. 8 – Secrecy and Return of Documents

(1)	The Managing Director shall, during the term of and also after the termination of this Service Contract, keep confidential any information relating to the Company’s business, its contractual relationships, its clients, its organization, its sales and all other confidential matters of the Company or affiliated companies, and he shall not use such information for his own benefit or for the benefit of third parties.

(2)	When leaving the Company, the Managing Director shall return to the Company all documents, letters, records, drafts, calculations, personal notes, etc., including duplicates and copies thereof, which relate to the business of the Company or affiliated Companies. The Managing Director shall have no right of retention.

Art. 9 – Term of Contract

(1) This Service Contract is entered into for an indefinite period.

(2)	Both parties are entitled to terminate this Service Contract by giving 12 months’ prior notice effective to the end of any calendar month.

(3)	In case this Service Contract has been terminated, the Company is entitled to relieve the Managing Director from work at any time. In such case, the Company shall continue to pay the salary to the Managing Director.

Art. 10 - Final Provisions

(1)	This Service Contract contains the entire agreement between the parties. Prior agreements concluded with the Company, affiliated companies or subsidiaries are herewith expressly terminated.

(2)	Amendments of or additions to this Service Contract, including this Sec. 11 subsec. (2), must be made in writing in order to be effective.

(3)	This Contract is governed by the laws of the Federal Republic of Germany.

(4)	Place of performance is the place of business of the Company

(5)	In the event that a provision of this Service Contract is or becomes wholly or partly invalid or impracticable, the validity of the remaining provisions of this Service Contract shall not be affected. The wholly or partly invalid or impracticable provision shall be replaced by a provision which reaches the economic purpose intended by the invalid provision in the best possible way. The same holds true in case of gaps of this Service Contract.

[place, date] : Amesterdam, January 17, 2005	[place, date]:	Düsseldorf, January 12,2005
Dr. Daan Ellens		/s/. Zbigniew Janowicz

Rhein Biotech GmbH		Mr. Zbigniew Janowicz

Managing Director & COO